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                                                                       EXHIBIT 9

                             CONTRIBUTION AGREEMENT
                             ----------------------


     THIS CONTRIBUTION AGREEMENT (the "Agreement") is made as of the 29th day of February, 2000, by and among Littlejohn Fund II, L.P., a Delaware limited partnership ("Littlejohn") and Quilvest American Equity Ltd., a British Virgin Islands international business company ("Quilvest").


                                   BACKGROUND
                                   ----------

     WHEREAS, pursuant to the terms of that certain Securities Purchase Agreement (the "Purchase Agreement") by and among Pameco Corporation, Littlejohn and Quilvest dated as of February 18, 2000, each of Littlejohn and Quilvest have purchased shares of Series A Preferred Shares (as defined in the Purchase Agreement);

     WHEREAS, each of Littlejohn and Quilvest have entered into that certain shareholders agreement (the "Shareholders Agreement") by and among Pameco Corporation, Littlejohn and Quilvest dated as of February18, 2000 relating to the ownership of certain capital stock of Pameco Corporation, a Georgia Corporation (the "Company");

     WHEREAS, pursuant to the terms and conditions of the Shareholders Agreement, Littlejohn is entitled to an Overadvance Fee (as defined in the Shareholders Agreement) payable by the Company in connection with Out-of-Formula Loans as defined in and pursuant to the terms of the Credit Agreement (as defined in the Shareholders Agreement), up to $5 million, which Littlejohn is required to guarantee (the "Overadvance") under a limited guaranty agreement (the "Guaranty") entered into by Littlejohn pursuant to the Credit Agreement.

     WHEREAS, Littlejohn and Quilvest desire that Quilvest will contribute 20%, up to $1 million, of any amount paid by Littlejohn pursuant to the Guaranty in exchange for payment to Quilvest of 20% of the Overadvance Fee; and

     WHEREAS, Littlejohn and Quilvest acknowledge that Littlejohn would not enter into the Guaranty if Quilvest did not agree to execute, deliver and perform this Agreement and that Quilvest is entering into this Agreement to induce Littlejohn to execute, deliver and perform the Guaranty which will provide substantial benefits to Quilvest;

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, do hereby agree as follows:

     1.  Contribution. In the event that Littlejohn shall pay any amounts
         ------------
pursuant to the Guaranty, Quilvest agrees unconditionally, absolutely and without and right of set-off except as to the Quilvest Fee provided in Section 2 to contribute and pay to Littlejohn an amount equal to 20%, up to $1 million, of the Overadvance paid paid to Littlejohn in accordance with the terms of this
Section 1. Littlejohn agrees to provide Quilvest with written notice (the "Overadvance Notice") of Littlejohn's receipt of any notice demanding payment under the Guaranty of an Overadvance under the Credit Agreement, such Overadvance Notice to include the total amount
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of the Overadvance required to be paid by Littlejohn. Quilvest unconditionally, absolutely and without any right of set-off except as to the Quilvest Fee provided in Section 2, agrees to pay to Littlejohn, within five days after the receipt by Quilvest of the Overadvance Notice, the Quilvest Contribution by wire transfer of immediately available funds to an account designated by Littlejohn in the Overadvance Notice.

       2.  Quilvest Fee. As consideration for Quilvest to enter into this
           ------------
Agreement, Littlejohn agrees to pay to Quilvest an amount equal to 20% of the Overadvance Fee that it actually receives from the Company in accordance with
Section 13(b) of the Shareholders Agreement (the "Quilvest Fee"). The Quilvest Fee shall be payable from time to time within five days only after actual receipt by Littlejohn of the Overadvance Fee; provided, however, the failure of Littlejohn to pay the Quilvest Fee shall not relieve Quilvest of its obligations under Section 1 above. If Littlejohn fails to pay Quilvest any portion of the Quilvest Fee due and owing to Quilvest and Quilvest is required to pay the Quilvest Contribution pursuant to Section 1 above, Quilvest may deduct the unpaid portion of the Quilvest Fee from the payment it is required to make pursuant to Section 1 above. Nothing contained in this Section 2 is intended to relieve Littlejohn of its obligation to pay the Quilvest Fee as and when due and payable hereunder or, expressly as set forth herein, to limit Quilvest's remedies at law to recover the amount of the Quilvest Fee as and when it is due and payable hereunder.

       3.  Notices. All notices and other communications hereunder shall be in
           -------
writing and shall be given to the party either by hand delivery or by United States express mail, postage prepaid, or by overnight courier services guaranteeing next business day delivery, charges prepaid, or by telecopier, to:

       If to Littlejohn, to:

            Littlejohn & Co., LLC
            115 East Putnam Avenue
            Greenwich, CT 06830
            Attention:  Mr. Angus C. Littlejohn, Jr.
            Facsimile:  203-861-4009
            Telephone:  203-861-4005

       with a copy to:

            Pepper Hamilton LLP
            3000 Two Logan Square
            Eighteenth and Arch Streets
            Philadelphia, PA 19103-2799
            Attention:  James D. Epstein, Esquire
            Facsimile:  215-981-4750
            Telephone:  215-981-4000

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     If to Quilvest, to:

          c/o Three Cities Research, Inc.
          650 Madison Avenue
          New York, NY  10022
          Attention:  Mr. Willem F.P. De Vogel
          Facsimile:  212-980-1142
          Telephone:  212-838-9660

with a copy to:

          Paul, Weiss, Rifkind, Wharton & Garrison
          1285 Avenue of the Americas
          New York, NY  10019-6046
          Attention:  Richard Borisoff, Esquire
          Facsimile:  212-757-3990
          Telephone:  212-373-3000

If the notice is sent by United States express mail or by overnight courier services, it shall be deemed to have been given to the person entitled thereto one business day after deposited with the post office or the courier service for delivery to that person or, in the case of a notice given by hand delivery or telecopy, when received. Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

    4.    Counterparts and Facsimile Signatures. This Agreement may be executed,
          -------------------------------------
including by facsimile signature, in one or more counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same instrument.

    5.    Interpretation. Unless the context of this Agreement otherwise
          --------------
requires, (i) words of any gender include each gender and the neuter; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the term "including" or similar words shall be construed as to refer to such matter without limitation thereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    6.    Governing Law; Consent to Jurisdiction. This Agreement shall be
          --------------------------------------
construed and enforced in accordance with the laws of the State of New York without regard to the application of the principles of conflicts or choice of laws. Each party hereto submits to the jurisdiction of the courts of the State of New York in New York County and to the jurisdiction of the United States District Court for the Southern District of New York, and hereby agrees that service of process may be effected in accordance with the delivery methods described in Section 3 above.

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    7.    Severability. Whenever possible, each provision of this Agreement will
          ------------
be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

    8.    Entire Agreement. This Agreement is intended by the parties as a final
          ----------------
expression of their agreement with regard to the subject matter hereof and intended to be a complete and exclusive statement of the agreement and matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

    9.    No Third Parties Benefited. Nothing in this Agreement, express or
          --------------------------
implied, is intended, except as set forth herein, to confer upon any third party any rights, remedies, obligations or liabilities.

   10.    Successors and Assigns. This Agreement shall inure to the benefit of
          ----------------------
and be binding upon the parties hereto and their respective heirs, personal representatives, successors and assigns agreeing to be bound by all and the terms and conditions of this Agreement.

   11.    Effectiveness. This Agreement shall become effective upon the
          -------------
completion of the Initial Closing (as such term is defined in the Purchase Agreement), and only if the Initial Closing actually occurs.

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     IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.


                                   LITTLEJOHN FUND II, L.P.

                                   By:  Littlejohn Associates II, L.L.C., its
                                        General Partner


                                   By:  /s/ Angus C. Littlejohn, Jr.
                                        ________________________________
                                        Name:   Angus C. Littlejohn, Jr.
                                        Title:  Managing Member


                                   QUILVEST AMERICAN EQUITY, LTD.


                                   By:  /s/ Willem F. P. deVogel
                                        _______________________________
                                        Name:   Willem F. P. deVogel
                                        Title:  Attorney-in-Fact